Exhibit 10.48

July 2, 2004

C. Richard Edmund Lyttle

120 Edgehill Road

Bala Cynwyd, PA 19004

Dear Rich:

We are pleased to offer you the full-time position of President and Chief Executive Officer of Nuvios, Inc. (“Nuvios” or the “Company”), reporting to the Board of Directors of the Company (the “Board”). You will also become a member of the Board. We are excited about the prospect of having you join our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals. This letter summarizes the terms of your employment.

We would expect you to begin employment on September 1, 2004 (the “Start Date”). Your salary will be $300,000 per annum, paid in accordance with customary payroll practices of the Company. In addition, you will be eligible to receive a performance-based annual cash bonus of up to $125,000 to be paid at such times as other bonuses are paid to employees of the Company. Your eligibility for this bonus shall be based on corporate performance objectives, including financial objectives, to be defined and mutually agreed upon by you and the Board no later than September 30, 2004. The amount of any such bonus, and whether any such bonus will be awarded, will be determined by the Board in its sole discretion. You must be employed by the company at the time of the bonus payment in order to maintain your eligibility for any bonus payment.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Nuvios employees. You will be eligible to accrue twenty five (25) days paid vacation for each full calendar year of employment with the Company, to be taken in accordance with the Company’s policies.

In the event that in connection with your relocation you rent an apartment or house in the Cambridge/Boston area, the Company will pay you up to $30,000 (such payment to be made by the Company promptly after receipt by the Company of an executed copy of the lease) to cover your expenses in connection with such rental. On or prior to September 1, 2005, the Company will pay you an additional $20,000 to cover additional expenses incurred by you in connection with your relocation.

At the time you begin employment, you will be granted an incentive stock option (the “Initial Option”), at an exercise price equal to fair market value (as determined by the Board) at the time of grant, to purchase shares of the Company’s common stock in an amount equal to five percent (5%) of all outstanding shares of the Company’s capital stock, on a fully diluted basis, as of the date of the grant. It is hereby understood that “fully-diluted basis” shall mean all outstanding shares of preferred stock on an as-converted basis and all outstanding shares of common stock, but shall not include outstanding options or any other convertible securities.

The Initial Option will be subject to the terms and conditions of the Company’s 2003 Long-Term Incentive Plan (the “Plan”) and the Company’s standard fowl of Incentive Stock Option Agreement that you will sign (the “Option Agreement”). The shares subject to the Initial Option shall vest in the following manner: (i) twenty five percent (25%) of the shares subject to the Initial Option will vest upon the one year anniversary of the Start Date, (ii) twenty five percent (25%) of the shares subject to the Initial Option will vest in twelve (12) quarterly installments, with the first quarterly installment vesting, and becoming exercisable, on January 1, 2006, and (ii) the remaining fifty percent (50%) of the shares subject to the Initial Option will vest based upon the achievement or satisfaction of milestone events (the “Option Milestones”), such Option Milestones to be based upon corporate performance objectives to be achieved within four (4) years following the Start Date and to be determined and mutually agreed upon by you and the Board no later than September 30, 2004, provided, that, in all cases, you remain employed with the Company on each applicable vesting date.

In addition, upon the consummation of the next round of preferred equity financing (the “Series C Financing”) that closes after the Stage III Closing (as defined in that certain Series B Convertible Redeemable Preferred Stock Purchase Agreement, dated as of November 14, 2003, by and among the Company and the Investors, as defined therein), and provided that you are still then the Chief Executive Officer of the Company, the Board will grant to you an additional incentive stock option (the “Additional Option”), at an exercise price equal to the fair market value (as determined by the Board) at the time of grant, to purchase shares of the Company’s common stock to the extent necessary to permit you to maintain a four percent (4%) ownership interest in the Company, determined on a fully diluted basis (as defined above) immediately after the consummation of the Series C Financing. The Additional Option will be subject to the terms and conditions of the Company’s stock option plan then in effect, and the Company’s standard form of incentive stock option Agreement then in effect. The shares subject to the Additional Option shall vest in the following manner: (a) fifty percent (50%) of the shares subject to the Additional Option will vest over time as if the Additional Option had been granted on the same date as the Initial Option and had been subject to the same vesting schedule described in clause (i) of the immediately preceding paragraph, and (b) fifty percent (50%) of the shares subject to the Additional Option will vest based upon the achievement or satisfaction of the Option Milestones as if the Additional Option had been granted on the same date as the Initial Option and had been subject to the same vesting schedule described in clause (ii) of the immediately preceding paragraph, provided, that, in any case, the Additional Option shall vest only if you are employed with the Company on each applicable vesting date.

Your employment with the Company will be on an “at-will” basis, which means that either you or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause, and with or without prior notice. If your employment is terminated by Nuvios without Cause or you resign for Good Reason (a “Qualifying Termination”), you will receive twelve (12) months salary continuation payments at your base salary rate in effect as of your date of termination, paid in accordance with the Company’s payroll practice then in effect, and for the period of salary continuation payments, the Company will continue to pay for or subsidize the health insurance benefits being provided by the Company to you to the same extent as the Company was paying for or subsidizing such health insurance benefits at the time of such termination.

Notwithstanding the foregoing, if upon a Change of Control (as defined below) you are not offered a position in the successor company of similar responsibility and compensation, or within twelve (12) months following such Change of Control you are terminated as a result of a Qualifying Termination, then you will receive eighteen (18) months salary continuation payments at your base salary rate in effect as of your date of termination, paid in accordance with the Company’s payroll practice then in effect and fifty percent (50%) of your unvested Company stock options will become vested as of your date of termination.

If (a) a Change of Control occurs and you are offered a position in the successor company of similar responsibility and compensation, (b) one or more of the Option Milestones has not been achieved or satisfied immediately prior to the consummation of such Change of Control (the “Outstanding Milestones”), and (c) the successor company changes or modifies the business plan or the objectives of the Company making it unreasonable to expect that the Outstanding Milestones will be achieved or satisfied; then any then unvested Options and Additional Options that would otherwise vest upon the achievement or satisfaction of the Outstanding Milestones shall vest effective as of the date the successor company changes or modifies the business plan or objectives of the Company.

At any time, you may elect to waive the acceleration of vesting of any unexercised option(s) that meet the requirements for incentive stock options under Section 422 of the Internal Revenue Code. The Company’s obligation to pay any such salary continuation and benefits, and to accelerate your unexercised Company stock options in such circumstances, is conditioned upon the Company having received a general release from you in a form and substance reasonable satisfactory to the Company.

For purposes of this letter:

“Cause” shall mean any one or more of the following: (i) your willful and continuing failure to perform your substantial responsibilities to the Company as CEO (other than any such failure resulting from incapacity due to physical or mental illness), for a period of thirty (30) days after receiving notice from the Board that sufficiently details the manner in which the Board believes that you have not substantially performed these responsibilities; (ii) your willful misconduct, fraud, or material dishonesty that results in material harm to the Company; (iii) your breach of fiduciary duty to the Company; (iv) your willful disregard of the rules or policies of the Company or directions from the Board that results in material harm to the Company; or (v) your material breach of the Noncompetition Agreement or any other agreement executed by you with the Company.

“Change of Control” shall mean any merger or consolidation of the Company with or into another person or entity or the sale or transfer of all or substantially all of the assets of the Company, in each case in a single transaction or in a series of related transactions, in which the shareholders of the Company immediately prior to such transaction, together with any and all of such shareholders’ affiliates, do not own or hold, immediately after consummation of such transaction, shares of capital stock of the acquiring person in connection with such transaction possessing at least a majority of the total voting power of the outstanding capital stock of such acquiring person.

“Good Reason” shall mean any one or more of the following: (i) a substantial reduction in the nature or scope of your authorities, duties or reporting relationships that renders them inconsistent with the CEO position in the Company; or (ii) your removal as CEO of the Company (or its successor after a Change of Control, including the failure of such successor to hire or retain you as CEO); or (iii) a reduction in your base salary or target bonus (other than a Company-wide reduction that affects the salaries and/or bonuses of other employees); or (iv) a reduction in benefits that is not applicable to all employees in the Company; or (v) a material breach by the Company of the terms set forth herein; or (vi) the Company’s (or, after a Change of Control, its successor’s) requiring you to be based at any office or location more than fifty (50) miles from Cambridge, Massachusetts, or to travel on Company business to a substantially greater extent than would be consistent with the Company’s maintaining corporate headquarters in Cambridge, Massachusetts (or at another location no more than fifty (50) miles from Cambridge, Massachusetts). Your resignation for Good Reason shall occur if the Company has not cured such Good Reason within thirty (30) days of receipt of written notice from you sufficiently describing such alleged Good Reason.

Except as set forth in this or other applicable agreements, the Company shall have no other obligations to you upon the cessation of your employment other than payment of any accrued but unused vacation through the termination date. All payments and benefits described herein will be subject to applicable federal, state and local tax withholdings.

The Company requires you to verify that the performance of the position at Nuvios does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Nuvios). Please provide us with a copy of any potentially conflicting agreements for our review. You will also be required to sign the Company’s standard Noncompetition, Nondisclosure and Developments Agreements (the “Noncompetition Agreement”) as a condition of your employment with the Company, which is enclosed.

Finally, please provide us, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

This letter, the Noncompetition Agreement, and the Option Agreement, set forth the complete and sole understanding regarding the terms of your employment and supersede any and all other agreements, negotiations, discussions, proposals or understandings, whether oral or written, previously entered into, discussed or considered by the parties. If, in accepting this offer, you are relying on any other statements or representations you believe were made to you on behalf of the Company, please write them on the enclosed copy of this letter when you return it to me. You should not rely on them unless we confirm to you in writing that they are part of our offer.

Both you and the Company agree that this letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, exclusive of choice of law provisions.

Rich, we are looking forward to having you join Nuvios. We look forward to receiving a signed copy of this letter from you as soon as possible acknowledging that you have accepted this offer of employment. This offer is open until July 31, 2004.

Sincerely yours,

/s/ Christopher Mirabelli

Christopher Mirabelli
Nuvios, Inc.

Accepted and Agreed to as of the	27	of	July	2004
	Day		Month	Year

Signature:	/s/ C. Richard Edmund Lyttle
C. Richard Edmund Lyttle